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                                                                    EXHIBIT 99.1

[QLT INC. LETTERHEAD]

news release


               QLT ANNOUNCES VISUDYNE(R) SALES FOR FOURTH QUARTER
                              AND FISCAL YEAR 2002

  Both Fourth Quarter and Full Year Sales Exceed Analysts' Consensus Estimates


FOR IMMEDIATE RELEASE                                          JANUARY 23, 2003
VANCOUVER, CANADA - QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that its alliance partner, Novartis, announced global Visudyne(R) (verteporfin) sales of approximately US$77.0 million (CAD$120.9 million) for the quarter and US$287.1 million (CAD$450.6 million) for the year ended December 31, 2002. Visudyne sales for the fourth quarter and the full year were ahead of analysts' consensus estimates and represent increases of 25% and 29% over sales in the fourth quarter and annual sales in 2001 respectively.

QLT will release its full financial results on Wednesday, February 5, 2003, at 4:00 p.m. EST.

QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies to treat cancer, eye diseases and immune disorders. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy, which is the most successfully launched ophthalmology product ever. For more information, visit our web site at www.qltinc.com

QLT Inc. will hold an analyst and institutional investor conference call to discuss fourth quarter and full year results on Wednesday, February 5 at 4:30 p.m. EST (1:30 p.m. PST). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at (416) 695-5800, access code 1354825.


                                      -30-

QLT Inc.:                                              Media Contact:
---------                                              --------------
Vancouver, Canada                                      Tamara Hicks
Therese Hayes                                          Telephone: (604) 788-5144
Telephone: (604) 707-7000  Fax: (604) 707-7001



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Visudyne(R) is a trade mark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

The financial results for Visudyne(R) sales in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly or annual financial results. Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results express or implied by such statements are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.